EXHIBIT 5.1

[Goodwin Procter LLP letterhead]

July 28, 2005

Digitas Inc.

The Prudential Tower

800 Boylston Street

Boston, Massachusetts 02190

Ladies and Gentlemen:

Re:	Registration Statement on Form S-8

This opinion is furnished in connection with the registration statement on Form S-8 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the sale of up to $15,000,000 of deferred compensation obligations (the “Obligations”) of Digitas Inc., a Delaware corporation (the “Company”), which may be issued under the Digitas LLC Deferred Compensation Plan (as in effect on the date of this opinion, the “Plan”).

In connection with rendering this opinion, we have examined (i) the Amended and Restated Certificate of Incorporation of the Company and the Certificate of Designations, Preferences and Rights of a Series of Preferred Stock, each as on file with the Secretary of State of the State of Delaware, (ii) the By-laws of the Company, (iii) such records of the corporate proceedings of the Company as we deemed material, (iv) the Registration Statement and the exhibits thereto and the related prospectus, (v) the Plan, and (vi) such other certificates, receipts, records and documents as we considered necessary for the purposes of this opinion. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as certified, photostatic or facsimile copies, the authenticity of the originals of such copies and the authenticity of telephonic confirmations of public officials and others. As to facts material to our opinion, we have relied upon certificates or telephonic confirmations of public officials and certificates, documents, statements and other information of the Company or representatives or officers thereof.

We are attorneys admitted to practice in the Commonwealth of Massachusetts. We express no opinion concerning the laws of any jurisdictions other than the laws of the United States of America, the Commonwealth of Massachusetts and the Delaware General Corporation Law (which includes applicable provisions of the Delaware General Corporation Law and reported judicial decisions interpreting the Delaware General Corporation Law and applicable provisions of the Delaware Constitution), and express no opinion with respect to the blue sky or securities laws of any state, including, without limitation, Massachusetts and Delaware.

Based upon the foregoing, we are of the opinion that the Obligations, when established pursuant to the terms of the Plan, will be duly authorized and validly issued and will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and the terms of the Plan, except as and to the extent such enforceability (a) may be limited by bankruptcy, reorganization, insolvency or other similar laws affecting creditors’ rights generally and (b) is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

The foregoing assumes that all requisite steps will be taken to comply with the requirements of the Securities Act and applicable requirements of state laws regulating the offer and sale of securities.

The opinions expressed herein are being furnished to you solely for your benefit in connection with the Registration Statement, and may not be used or relied upon by you for any other purpose. We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Goodwin Procter LLP
GOODWIN PROCTER LLP